Exhibit 99.1

PRESS RELEASE

Beazer Homes Reports Fourth Quarter and Full Fiscal Year Results, Achievement of “2B-10” Plan, and Completion of $250 Million Debt Repurchase Plan; Announces $50 Million Stock Repurchase Plan with Matching Debt Repurchase
ATLANTA, November 13, 2018 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the quarter and fiscal year ended September 30, 2018.
“Strong operational results in our fourth quarter allowed us to complete our two most important objectives for fiscal 2018 - surpassing our “2B-10” goal and completing our $250 million debt reduction plan,” said Allan P. Merrill, President and CEO of Beazer Homes. “In the fourth quarter, we also finalized our acquisition of Venture Homes and welcomed our first owners to our new Gatherings community in Orlando.”
“Looking into fiscal 2019, with our long-standing commitment to delivering an ‘extraordinary value at an affordable price’ primarily for first-time and active adult buyers, we’re positioned to address the affordability challenges in the housing market. We are anticipating improved profitability, with a growing community count and a higher average selling price helping us counter more competitive market conditions. In addition, we are committing capital to both stock and debt repurchases, as we believe current pricing for our securities represents an attractive investment opportunity. Collectively, these efforts should allow us to generate a double-digit return on assets in the coming year.”
Beazer Homes Fiscal 2018 Highlights and Comparison to Fiscal 2017

•
Net loss from continuing operations of $45.0 million. Excluding impairments, abandonments, debt extinguishment costs, and the impacts from federal tax reform and the changes in the deferred tax asset valuation allowance, the Company generated net income from continuing operations of $63.8 million

•	Adjusted EBITDA of $204.7 million, up 14.5%, marking the successful completion of the Company’s “2B-10” Plan

•	Homebuilding revenue of $2.1 billion, up 9.6%

•	5,767 new home deliveries, up 4.4%

•	Average selling price of $360.2 thousand, up 5.0%

•
Homebuilding gross margin, excluding impairments and abandonments, was 16.8%, up 20 basis points. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 21.2%, flat year over year

•	SG&A as a percentage of total revenue was 11.8%, down 40 basis points. This excludes a $2.7 million charge related to the write-off of a legacy investment in the first quarter of Fiscal 2017

•	Unit orders of 5,544, up 1.5%. Average community count was 156, down 1.0%. Sales per community per month of 3.0, up 0.4%

Beazer Homes Fiscal Fourth Quarter 2018 Highlights and Comparison to Fiscal Fourth Quarter 2017

•
Net income from continuing operations of $60.5 million, up 79.5%. Excluding impairments, abandonments, and the changes in the deferred tax asset valuation allowance, net income from continuing operations was $38.0 million

•	Adjusted EBITDA of $90.1 million, up 17.2%

•	Homebuilding revenue of $761.5 million, up 14.4%

•	2,044 new home deliveries, up 7.4%

•	Average selling price of $372.6 thousand, up 6.6%

•
Homebuilding gross margin excluding impairments and abandonments was 17.3%, up 10 basis points. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 21.6%, down 40 basis points

•	SG&A as a percentage of total revenue was 10.1%, down 40 basis points

•	Unit orders of 1,305, down 0.8%. Average community count was 162, up 5.0%. Sales per community per month of 2.7, down 5.4%

•	Unrestricted cash at quarter end was $139.8 million
Profitability. Net income from continuing operations was $60.5 million, an increase of $26.8 million from the fourth quarter of fiscal 2017. This included a tax benefit of $18.9 million driven by an additional release of the valuation allowance for the Company’s deferred tax asset. Offsetting the tax benefit were a $1.9 million loss on debt extinguishment from the retirement of the Company’s 2019 Senior Notes, as well as $6.3 million in inventory impairments. On a pretax basis, income from continuing operations, excluding impairments, abandonments and the loss (or gain) on debt extinguishment was up more than $13 million, due to higher ASPs and improved SG&A leverage. Fourth quarter Adjusted EBITDA of $90.1 million was up $13.2 million, or 17.2%, compared to the same period in the previous fiscal year.
Full Year Profitability. For the full fiscal year, Adjusted EBITDA was $204.7 million, an increase of $25.9 million, or 14.5% from fiscal 2017. This milestone marks the successful completion of the Company’s “2B-10” Plan, surpassing the Plan’s underlying goal of achieving $200 million of EBITDA.
Orders. Net new orders for the fourth quarter decreased 0.8%, or 10 homes, versus the prior year to 1,305. While it is not possible to know the precise impact from Hurricane Florence, the Company believes orders would have been up year-over-year in the fourth quarter if operations in Myrtle Beach, Charleston and Raleigh had not been affected. Average active community count increased 5.0% year over year to 162, and the Company ended the quarter with 160 active communities. The cancellation rate was 21.5%, slightly above the fourth quarter of last year but in line with historical levels.
Homebuilding Revenue. Homebuilding revenue for the fourth quarter increased 14.4% over the prior year to $761.5 million. This was driven by a 6.6% rise in average selling price to $372.6 thousand, combined with a 7.4% increase in closings to 2,044 homes.
Backlog. The dollar value of homes in backlog as of September 30, 2018 decreased 5.7% to $628.0 million, which compared to $665.8 million in the fourth quarter of fiscal 2017. The number of homes in backlog was 1,632 homes, down from 1,855 homes at the same time last year. The decrease in backlog units was partially offset by a 7.2% increase in the average selling price of homes in backlog to $384.8 thousand.
Homebuilding Gross Margin. Homebuilding gross margin for the fourth quarter, excluding impairments and abandonments, was 17.3%, up 10 basis points from the same period last year. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 21.6%, down 40 basis points versus the prior year. While this was down on a year over year basis, it was above fourth quarter guidance of 20.5% - 21.0%, largely as a result of better warranty experience and a lower purchase accounting impact related to the acquisition of Venture Homes.

SG&A Expenses. Selling, general and administrative expenses, as a percentage of total revenue, were 10.1%, down 40 basis points versus the prior year. The improvement in operating leverage was attributable to both the strong top line growth achieved and a continued focus on overhead cost management.
Taxes. The Company’s fourth quarter income tax provision included non-cash benefits of approximately $27.8 million, of which $27.4 million related to a change in our valuation allowance.
Liquidity. The Company ended the quarter with $339.8 million of available liquidity, including $139.8 million of unrestricted cash and $200.0 million available on its undrawn secured revolving credit facility.
Debt Reduction. On September 25, 2018, the Company retired the remaining $96.4 million of outstanding 5.750% unsecured Senior Notes due 2019 using cash on the balance sheet. The transaction marked the successful completion of the Company’s three-year, $250 million debt reduction plan and left the Company with no debt maturities until 2022.
2019 Guidance. The Company intends to update its previous guidance for fiscal year 2019 on its earnings call.

Gatherings
As part of the expansion of its Gatherings active adult business, the Company now owns or has acquired for acquisition, land for Gatherings communities in Maryland, Virginia, Florida, Georgia, Tennessee, and Texas. Gatherings sales activity will expand or commence in many of these markets in fiscal 2019.

Share Repurchase Program of up to $50 million Announced; First Tranche to be Completed through Accelerated Share Repurchase Program
The Company also announced that its Board of Directors has approved a new share repurchase program authorizing management to repurchase up to $50 million of the Company’s outstanding common stock. Importantly, the Company intends to reduce its outstanding Senior Notes by approximately the same dollar value of shares repurchased during fiscal 2019.
“The decision to authorize the repurchase program is part of our disciplined approach to capital allocation,” said Bob Salomon, Executive Vice President and CFO. “At current prices, buying shares and debt represents an attractive investment opportunity and reflects our confidence in our business. We remain committed to creating value for our investors in both the short and long term through our Balanced Growth strategy.”
Under the repurchase program, the Company intends to initially purchase $16.5 million of its outstanding shares pursuant to an accelerated share repurchase program (ASR). Upon completion of the ASR, the Company may execute the remaining portion of its repurchase program from time to time on the open market, through privately negotiated transactions or otherwise. Repurchases of such shares may be made under a Rule 10b5-1 plan, which would permit repurchases when the Company might otherwise be precluded from doing so under insider trading laws. The timing and amount of repurchase transactions is subject to the Company’s discretion and will depend on a variety of factors, including market and business conditions, compliance with the Company’s debt agreements, and other considerations. The Company expects to fund repurchases under the Share Repurchase Program with cash on hand and cash generated from operations. Once the ASR has been completed, the Company is not obligated to acquire any particular number of shares remaining under its repurchase program and the program may be suspended or discontinued at any time.
In conjunction with the share repurchases and also depending upon market conditions and other corporate considerations, as determined by the Company’s management, the Company intends to repurchase or redeem a similar amount of debt during the fiscal year, in line with its ongoing objective of reducing debt and cash interest expense. Any debt repurchases or redemptions may be made from time to time on the open market, through privately negotiated transactions or otherwise and are expected to be funded with cash on hand and cash generated from operations.

Summary results for the three and twelve months ended September 30, 2018 are as follows:
Q4 Results from Continuing Operations

	Quarter Ended September 30,
	2018	2017	Change*
New home orders, net of cancellations	1,305	1,315	(0.8)%
Orders per community per month	2.7	2.8	(5.4)%
Average active community count	162	154	5.0%
Actual community count at quarter-end	160	155	3.2%
Cancellation rates	21.5%	20.6%	90 bps

Total home closings	2,044	1,904	7.4%
Average selling price (ASP) from closings (in thousands)	$372.6	$349.5	6.6%
Homebuilding revenue (in millions)	$761.5	$665.5	14.4%
Homebuilding gross margin	17.2%	17.0%	20 bps
Homebuilding gross margin, excluding impairments and abandonments (I&A)	17.3%	17.2%	10 bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	21.6%	22.0%	-40 bps

Income from continuing operations before income taxes (in millions)	$41.6	$37.7	$3.9
(Benefit) expense from income taxes (in millions)	$(18.9)	$4.0	$(22.9)
Income from continuing operations (in millions)	$60.5	$33.7	$26.8
Basic income per share from continuing operations	$1.88	$1.05	$0.83
Diluted income per share from continuing operations	$1.83	$1.03	$0.80

Income from continuing operations before income taxes (in millions)	$41.6	$37.7	$3.9
Gain (loss) on debt extinguishment (in millions)	$(1.9)	$2.9	$(4.8)
Inventory impairments and abandonments (in millions)	$6.3	$1.7	$4.6
Income from continuing operations excluding (loss) / gain on debt extinguishment and inventory impairments and abandonments before income taxes (in millions)	$49.8	$36.5	$13.3

Net income	$60.6	$33.7	$26.9
Net income excluding (loss) / gain on debt extinguishment, inventory impairments and abandonments, and one-time tax items (in millions)+	$38.0	$29.9	$8.1

Land and land development spending (in millions)	$194.8	$136.4	$58.4

Adjusted EBITDA (in millions)	$90.1	$76.9	$13.2
* Change and totals are calculated using unrounded numbers.
+ One-time tax items are comprised of the release of portions of the valuation allowance on our deferred tax assets. Loss on debt extinguishment and inventory impairments and abandonments were tax-effected at effective tax rates of 23.8% and 17.9% for the three months ended September 30, 2018 and 2017, respectively. These rates exclude the impact of one-time tax items noted above.

Fiscal Year Results from Continuing Operations

	Year Ended September 30,
	2018	2017	Change*
New home orders, net of cancellations	5,544	5,464	1.5%
Orders per community per month	3.0	2.9	0.4%
Cancellation rates	18.3%	18.5%	-20 bps

Total home closings	5,767	5,525	4.4%
ASP from closings (in thousands)	$360.2	$343.1	5.0%
Homebuilding revenue (in millions)	$2,077.4	$1,895.9	9.6%
Homebuilding gross margin	16.8%	16.5%	30 bps
Homebuilding gross margin, excluding I&A	16.8%	16.6%	20 bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	21.2%	21.2%	0 bps

Income from continuing operations before income taxes (in millions)	$49.4	$34.6	$14.8
Expense from income taxes (in millions)	$94.5	$2.7	$91.8
(Loss) income from continuing operations (in millions)	$(45.0)	$32.0	$(77.0)
Basic (loss) income per share from continuing operations	$(1.40)	$1.00	$(2.40)
Diluted (loss) income per share from continuing operations	$(1.40)	$0.99	$(2.39)

Income from continuing operations before income taxes (in millions)	$49.4	$34.6	$14.8
Loss on debt extinguishment (in millions)	$27.8	$12.6	$15.2
Inventory impairments and abandonments (in millions)	$6.5	$2.4	$4.1
Write-off of deposit on legacy land investment	$—	$2.7	$(2.7)
Income from continuing operations excluding loss on debt extinguishment, inventory impairments and abandonments, and write-off of deposit before income taxes (in millions)	$83.7	$52.3	$31.4

Net (loss) income	$(45.4)	$31.8	$(77.2)
Net (loss) income excluding loss on debt extinguishment, inventory impairments and abandonments, write-off of deposit, and one-time tax items (in millions)+	$63.8	$43.0	$20.8

Land and land development spending (in millions)	$635.5	$446.4	$189.1

Adjusted EBITDA (in millions)	$204.7	$178.8	$25.9
* Change and totals are calculated using unrounded numbers.
+ One-time tax items are comprised of the impact of the remeasurement of our deferred tax asset as a result of the enactment of the Tax Cut and Jobs Act in December 2017 and the release of portions of the valuation allowance on our deferred tax assets. Loss on debt extinguishment, inventory impairments and abandonments, and the write-off of deposit were tax-effected at effective tax rates of 23.8% and 17.9% for the years ended September 30, 2018 and 2017, respectively. These rates exclude the impact of one-time tax items noted above.

	As of September 30,
	2018	2017	Change
Backlog units	1,632	1,855	(12.0)%
Dollar value of backlog (in millions)	$628.0	$665.8	(5.7)%
ASP in backlog (in thousands)	$384.8	$358.9	7.2%
Land and lots controlled	24,188	21,507	12.5%

Conference Call
The Company will hold a conference call on November 13, 2018 at 10:00 a.m. ET to discuss these results. Interested parties may listen to the conference call and view the Company’s slide presentation by visiting the “Investor Relations” section of the Company’s website at www.beazer.com. To access the conference call by telephone, listeners should dial 800-619-8639 (for international callers, dial 312-470-7002). To be admitted to the call, enter the passcode “7072668.” A replay of the call will be available shortly after the conclusion of the live call. To directly access the replay, dial 800-860-4696 or 203-369-3836 and enter the passcode “3740” (available until 10:59 p.m. ET on November 21, 2018), or visit www.beazer.com. A replay of the webcast will be available at www.beazer.com for at least 30 days.
Headquartered in Atlanta, Beazer Homes is one of the country’s largest single-family homebuilders. The Company’s homes meet or exceed the benchmark for energy-efficient home construction as established by ENERGY STAR® and are designed with Choice Plans to meet the personal preferences and lifestyles of its buyers. In addition, the Company is committed to providing a range of preferred lender choices to facilitate transparent competition between lenders and enhanced customer service. The Company offers homes in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas and Virginia. Beazer Homes is listed on the New York Stock Exchange under the ticker symbol “BZH.” For more info visit Beazer.com, or check out Beazer on Facebook and Twitter.
This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things: (i) economic changes nationally or in local markets, changes in consumer confidence and wage levels, declines in employment levels, inflation or increases in the quantity and decreases in the price of new homes and resale homes on the market; (ii) the cyclical nature of the homebuilding industry and a potential deterioration in homebuilding industry conditions; (iii) factors affecting margins, such as decreased land values underlying land option agreements, increased land development costs on communities under development or delays or difficulties in implementing initiatives to reduce our production and overhead cost structure; (iv) the availability and cost of land and the risks associated with the future value of our inventory, such as additional asset impairment charges or writedowns; (v) shortages of or increased prices for labor, land or raw materials used in housing production, and the level of quality and craftsmanship provided by our subcontractors; (vi) estimates related to homes to be delivered in the future (backlog) are imprecise, as they are subject to various cancellation risks that cannot be fully controlled; (vii) increases in mortgage interest rates, increased disruption in the availability of mortgage financing, a change in tax laws regarding the deductibility of mortgage interest for tax purposes or an increased number of foreclosures; (viii) our cost of and ability to access capital, due to factors such as limitations in the capital markets or adverse credit market conditions, and otherwise meet our ongoing liquidity needs, including the impact of any downgrades of our credit ratings or reductions in our tangible net worth or liquidity levels; (ix) our ability to reduce our outstanding indebtedness and to comply with covenants in our debt agreements or satisfy such obligations through repayment or refinancing; (x) our ability to implement and complete debt repurchases and the share repurchase program, including the ASR; (xi) increased competition or delays in reacting to changing consumer preferences in home design; (xii) weather conditions or other related events that could result in delays in land development or home construction, increase our costs or decrease demand in the impacted areas; (xiii) estimates related to the potential recoverability of our deferred tax assets, and a potential reduction in corporate tax rates that could reduce the usefulness of our existing deferred tax assets; (xiv) potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies, and possible penalties for failure to comply with such laws, regulations or governmental policies, including those related to the environment; (xv) the results of litigation or government proceedings and fulfillment of any related obligations; (xvi) the impact of construction defect and home warranty claims, including water intrusion issues in Florida; (xvii) the cost and availability of insurance and surety bonds, as well as the sufficiency of these instruments to cover potential losses incurred; (xviii) the performance of our unconsolidated entities and our unconsolidated entity partners; (xix) the impact of information technology failures or data security breaches; (xx) terrorist acts, natural disasters, acts of war or other factors over which the Company has little or no control; or (xxi) the impact on homebuilding in key markets of governmental regulations limiting the availability of water.

Any forward-looking statement speaks only as of the date on which such statement is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time-to-time, and it is not possible to predict all such factors.

CONTACT: Beazer Homes USA, Inc.

David I. Goldberg
Vice President of Treasury and Investor Relations
770-829-3700
investor.relations@beazer.com
-Tables Follow-

BEAZER HOMES USA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
in thousands (except per share data)	2018	2017	2018	2017
Total revenue	$767,945	$672,981	$2,107,133	$1,916,278
Home construction and land sales expenses	635,749	557,928	1,755,619	1,600,969
Inventory impairments and abandonments	6,331	1,693	6,499	2,445
Gross profit	125,865	113,360	345,015	312,864
Commissions	29,777	26,083	81,002	74,811
General and administrative expenses	48,048	44,624	168,658	161,906
Depreciation and amortization	4,578	4,870	13,807	14,009
Operating income	43,462	37,783	81,548	62,138
Equity in (loss) income of unconsolidated entities	(268)	158	34	371
(Loss) gain on extinguishment of debt	(1,935)	2,933	(27,839)	(12,630)
Other income (expense), net	323	(3,223)	(4,305)	(15,230)
Income from continuing operations before income taxes	41,582	37,651	49,438	34,649
(Benefit) expense from income taxes	(18,902)	3,958	94,484	2,696
Income (loss) from continuing operations	60,484	33,693	(45,046)	31,953
Income (loss) from discontinued operations, net of tax	121	(39)	(329)	(140)
Net income (loss)	$60,605	$33,654	$(45,375)	$31,813
Weighted-average number of shares:
Basic	32,221	31,974	32,141	31,952
Diluted	33,002	32,576	32,141	32,426
Basic income (loss) per share:
Continuing operations	$1.88	$1.05	$(1.40)	$1.00
Discontinued operations	—	—	(0.01)	—
Total	$1.88	$1.05	$(1.41)	$1.00
Diluted income (loss) per share:
Continuing operations	$1.83	$1.03	$(1.40)	$0.99
Discontinued operations	0.01	—	(0.01)	—
Total	$1.84	$1.03	$(1.41)	$0.99

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
Capitalized Interest in Inventory	2018	2017	2018	2017
Capitalized interest in inventory, beginning of period	$152,182	$148,329	$139,203	$138,108
Interest incurred	27,030	25,739	103,880	105,551
Capitalized interest impaired	(1,961)	(56)	(1,961)	(56)
Interest expense not qualified for capitalization and included as other expense	(35)	(3,404)	(5,325)	(15,636)
Capitalized interest amortized to home construction and land sales expenses	(32,571)	(31,405)	(91,152)	(88,764)
Capitalized interest in inventory, end of period	$144,645	$139,203	$144,645	$139,203

BEAZER HOMES USA, INC.
CONSOLIDATED BALANCE SHEETS

in thousands (except share and per share data)	September 30, 2018	September 30, 2017
ASSETS
Cash and cash equivalents	$139,805	$292,147
Restricted cash	13,443	12,462
Accounts receivable (net of allowance of $378 and $330, respectively)	24,647	36,323
Income tax receivable	—	88
Owned inventory	1,692,284	1,542,807
Investments in unconsolidated entities	4,035	3,994
Deferred tax assets, net	213,955	307,896
Property and equipment, net	20,843	17,566
Goodwill and other intangible assets, net	9,751	—
Other assets	9,339	7,712
Total assets	$2,128,102	$2,220,995
LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$126,432	$103,484
Other liabilities	126,389	107,659
Total debt (net of premium of $2,640 and $3,413, respectively, and debt issuance costs of $14,336 and $14,800, respectively)	1,231,254	1,327,412
Total liabilities	1,484,075	1,538,555
Stockholders’ equity:
Preferred stock (par value $0.01 per share, 5,000,000 shares authorized, no shares issued)	—	—
Common stock (par value $0.001 per share, 63,000,000 shares authorized, 33,522,046 issued and outstanding and 33,515,768 issued and outstanding, respectively)	34	34
Paid-in capital	880,025	873,063
Accumulated deficit	(236,032)	(190,657)
Total stockholders’ equity	644,027	682,440
Total liabilities and stockholders’ equity	$2,128,102	$2,220,995

Inventory Breakdown
Homes under construction	$476,752	$419,312
Development projects in progress	907,793	785,777
Land held for future development	83,173	112,565
Land held for sale	7,781	17,759
Capitalized interest	144,645	139,203
Model homes	72,140	68,191
Total owned inventory	$1,692,284	$1,542,807

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA – CONTINUING OPERATIONS

	Quarter Ended September 30,		Fiscal Year Ended September 30,
SELECTED OPERATING DATA	2018	2017	2018	2017
Closings:
West region	1,016	832	2,895	2,527
East region	418	533	1,221	1,382
Southeast region	610	539	1,651	1,616
Total closings	2,044	1,904	5,767	5,525

New orders, net of cancellations:
West region	639	637	2,874	2,578
East region	235	324	1,089	1,351
Southeast region	431	354	1,581	1,535
Total new orders, net	1,305	1,315	5,544	5,464

			Fiscal Year Ended September 30,
Backlog units at end of period:			2018	2017
West region			858	879
East region			281	413
Southeast region			493	563
Total backlog units			1,632	1,855
Dollar value of backlog at end of period (in millions)			$628.0	$665.8

	Quarter Ended September 30,		Fiscal Year Ended September 30,
SUPPLEMENTAL FINANCIAL DATA	2018	2017	2018	2017
Homebuilding revenue:
West region	$357,094	$286,564	$999,599	$851,472
East region	192,411	209,301	510,710	533,585
Southeast region	212,022	169,594	567,051	510,798
Total homebuilding revenue	$761,527	$665,459	$2,077,360	$1,895,855

Revenues:
Homebuilding	$761,527	$665,459	$2,077,360	$1,895,855
Land sales and other	6,418	7,522	29,773	20,423
Total revenues	$767,945	$672,981	$2,107,133	$1,916,278

Gross profit:
Homebuilding	$130,634	$113,011	$348,275	$312,201
Land sales and other	(4,769)	349	(3,260)	663
Total gross profit	$125,865	$113,360	$345,015	$312,864

Reconciliation of homebuilding gross profit and the related gross margin before impairments and abandonments and interest amortized to cost of sales to homebuilding gross profit and gross margin, the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that this information assists investors in comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective level of impairments and level of debt.

	Quarter Ended September 30,				Fiscal Year Ended September 30,
	2018		2017		2018		2017
Homebuilding gross profit/margin	$130,634	17.2%	$113,011	17.0%	$348,275	16.8%	$312,201	16.5%
Inventory impairments and abandonments (I&A)	1,005		1,693		1,005		1,881
Homebuilding gross profit/margin before I&A	131,639	17.3%	114,704	17.2%	349,280	16.8%	314,082	16.6%
Interest amortized to cost of sales	32,568		31,405		91,132		88,764
Homebuilding gross profit/margin before I&A and interest amortized to cost of sales	$164,207	21.6%	$146,109	22.0%	$440,412	21.2%	$402,846	21.2%

Reconciliation of Adjusted EBITDA to total company net income (loss), the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective capitalization, tax position and level of impairments. These EBITDA measures should not be considered alternatives to net income determined in accordance with GAAP as an indicator of operating performance.

	Quarter Ended September 30,		Fiscal Year Ended September 30,
	2018	2017	2018	2017
Net income (loss)	$60,605	$33,654	$(45,375)	$31,813
(Benefit) expense from income taxes	(18,860)	3,953	94,373	2,621
Interest amortized to home construction and land sales expenses and capitalized interest impaired	32,750	31,462	91,331	88,820
Interest expense not qualified for capitalization	35	3,404	5,325	15,636
EBIT	74,530	72,473	145,654	138,890
Depreciation and amortization and stock-based compensation amortization	7,144	5,702	24,065	22,173
EBITDA	81,674	78,175	169,719	161,063
Loss (gain) on extinguishment of debt	1,935	(2,933)	27,839	12,630
Inventory impairments and abandonments	6,152	1,637	6,770	2,389
Joint venture impairment and abandonment charges	341	—	341	—
Write-off of deposit on legacy land investment	—	—	—	2,700
Adjusted EBITDA	$90,102	$76,879	$204,669	$178,782